Exhibit 4.4(a)

AMENDMENT dated as of May 23, 2006 (this "Amendment"), to the AMENDED AND RESTATED CREDIT AGREEMENT dated as of August 22, 2005 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among MILLENNIUM AMERICA INC., a Delaware corporation ("Millennium America"), as US Borrower and Guarantor; MILLENNIUM INORGANIC CHEMICALS LTD (ABN 50 008 683 627), a corporation organized under the laws of Australia ("MIC-AUS"), as Australian Borrower; MILLENNIUM CHEMICALS INC., a Delaware corporation ("Millennium"), as Guarantor; the lenders from time to time party thereto (the "Lenders"); the Issuing Banks from time to time party thereto; BANK OF AMERICA, N.A., as Syndication Agent; J.P. MORGAN AUSTRALIA LIMITED (ABN 52 002 888 011), as Australian Agent and Australian Security Trustee; JPMORGAN CHASE BANK, N.A. SYDNEY BRANCH (ABN 43 074 112 011); and JPMORGAN CHASE BANK, N.A., as Administrative Agent (in such capacity, the "Administrative Agent") and as Collateral Agent.

WHEREAS, Millennium has requested that certain provisions of the Credit Agreement be modified in the manner provided in this Amendment, and the undersigned Lenders are willing to agree to such modifications on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Millennium, Millennium America, MIC-AUS and the undersigned Lenders, constituting at least the Required Lenders, hereby agree as follows:

      Defined Terms. Capitalized terms used but not defined herein have the meanings assigned to them in the Credit Agreement as amended hereby.
      Amendment of Section 1.01. Section 1.01 of the Credit Agreement is hereby amended by inserting the following definitions in the appropriate alphabetical order therein:

      "Millennium Holdings, LLC" means Millennium Holdings, LLC, a Delaware limited liability company, and its successors.

        Section 1.01 of the Credit Agreement is hereby amended by revising the last sentence of the definition of "Excluded Subsidiary" to read as follows:

      "In determining the consolidated assets and consolidated revenues of Millennium or any Subsidiary for purposes of this definition, the assets and revenues of MHC shall be excluded so long as MHC does not own any assets other than pension assets and other nominal assets."

      Amendment to Section 2.05. Section 2.05(b) of the Credit Agreement is hereby amended by replacing the last sentence thereof with the following sentence:

      "A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) no Issuing Bank shall have US Tranche Letters of Credit or Australian Tranche Letters of Credit outstanding the aggregate amount of which (or, in the case of any Letter of Credit denominated in Australian Dollars, the US Dollar Equivalent of the amount of which) shall be in excess of such Issuing Bank's US Tranche LC Commitment or Australian Tranche LC Commitment, respectively, (ii) in the case of a US Tranche Letter of Credit, the aggregate US Tranche Revolving Exposures shall not exceed the aggregate US Tranche Revolving Commitments and (iii) in the case of an Australian Tranche Letter of Credit, the aggregate Australian Revolving Tranche Exposures shall not exceed the lesser of (A) US$25,000,000 and (B) the aggregate Australian Revolving Tranche Commitments."

      Amendment to Section 2.13(d). Section 2.13(d) of the Credit Agreement is hereby amended by inserting the following proviso at the end of the first sentence thereof:

      ; provided, that if the Australian Borrower shall fail to select the Borrowing or Borrowings to be repaid, the Australian Agent shall select such Borrowing or Borrowings with a view to minimizing any break-funding costs for which the Australian Borrower would be liable under Section 2.16."

      Amendment to Section 5.05. Section 5.05(a)(ii) of the Credit Agreement is hereby amended to read in its entirety as follows:

      "(ii) 155 days after the end of each Fiscal Year of MIC-AUS, audited financial statements (which shall include a balance sheet and income statement, as well as a statement of cash flows) showing the financial condition and results of operations of MIC-AUS and its consolidated subsidiaries as of the end of and for such Fiscal Year, reported on by independent public accountants of recognized standing."

      Amendment to Article VII. Article VII of the Credit Agreement is hereby amended by replacing paragraph (k) with the following paragraph:

      "(k) one or more judgments for the payment of money (not reimbursed by insurance policies of Lyondell, Millennium, any Borrower or any Subsidiary) in excess of $50,000,000 in the aggregate shall be rendered by a court or other tribunal against Millennium, any Borrower or any Subsidiary and shall remain undischarged for a period of 30 consecutive days during which the execution of such judgments shall not have been stayed effectively, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Millennium, any Borrower or any Subsidiary to enforce any such judgment; provided, that no such judgment against Millennium Holdings, LLC or any of its subsidiaries shall constitute a Default or an Event of Default under this paragraph if and for so long as (i) Millennium Holdings, LLC is an Excluded Subsidiary and is not a Project Subsidiary and (ii) no Credit Party or other Subsidiary (other than any subsidiary of Millennium Holdings, LLC), and no assets of any such Credit Party or other Subsidiary, shall as a result of any judgment or any agreement of such Credit Party or other Subsidiary or otherwise be directly or indirectly liable for or subject to any legal attachment or levy by a judgment creditor to satisfy such judgment (other than under an appeal bond or similar arrangement) (provided, however, that no such Credit Party or other Subsidiary will be deemed to be liable for any judgment against Millennium Holdings, LLC solely by reason of its ownership of Equity Interests in Millennium Holdings, LLC so long as no such Credit Party or other Subsidiary assumes or otherwise becomes liable for the obligations of Millennium Holdings, LLC or any of its subsidiaries as a result of a restructuring or reorganization of Millennium Holdings, LLC); provided, further, that (i) an Event of Default shall be deemed to exist under this paragraph if any direct or indirect liability of any Credit Party or Subsidiary (other than Millennium Holdings, LLC or any subsidiary of Millennium Holdings, LLC) with respect to such judgment under an appeal bond or similar arrangement becomes due and is not discharged in full within 30 days after such liability becomes due and (ii) no judgment against Millennium, any Borrower or any Subsidiary that does not constitute a Default or Event of Default under this paragraph shall constitute a Default or Event of Default under paragraph (g) of this Article VII until the effect of such judgment is (A) to accelerate or require a prepayment, redemption, repurchase or Defeasance of the applicable Material Debt or (B) to entitle any holder or obligee of the applicable Material Debt (or any trustee on behalf of such holder or obligee) to accelerate or require the prepayment, redemption, repurchase or Defeasance of such Material Debt;".

      Representations and Warranties. To induce the other parties hereto to enter into this Amendment, each of Millennium, Millennium America and MIC-AUS represents and warrants that, after giving effect to this Amendment:
        The representations and warranties set forth in Article III of the Credit Agreement are true and correct in all material respects on and as of the date hereof (except to the extent such representations and warranties relate to an earlier date), with all references to "this Agreement" therein being deemed to refer to the Credit Agreement as amended hereby;
        No Default or Event of Default has occurred and is continuing; and
        This Amendment has been duly executed and delivered by each of Millennium, Millennium America and MIC-AUS, and this Amendment, and the Credit Agreement as amended hereby, constitutes a legal, valid and binding obligation of each such party, enforceable in accordance with its terms.
      Conditions to Effectiveness. This Amendment shall become effective when the Administrative Agent shall have received counterparts of this Amendment that, when taken together, bear the signatures of (a) Millennium, (b) Millennium America, (c) MIC-AUS, (d) the Administrative Agent and (e) the Required Lenders.
      Effect of Amendment. From and after the effectiveness hereof, each reference in the Credit Agreement to "this Agreement", "hereunder", "herein", "hereof", "hereto" or any word or phrase of like import shall mean and be a reference to the Credit Agreement as amended hereby. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders under the Credit Agreement or any other Credit Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Credit Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle Millennium, Millennium America or MIC-AUS to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Credit Document in similar or different circumstances. This Amendment shall apply and be effective only with respect to the provisions of the Credit Agreement specifically amended hereby. This Amendment shall constitute a Credit Document for all purposes of the Credit Agreement and the other Credit Documents.
      Counterparts. This Amendment may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract. Delivery of an executed counterpart of a signature page of this Amendment by facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof.
      APPLICABLE LAW. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
      Headings. Section headings used herein are for convenience of reference only, are not part of, and are not to be taken into consideration in interpreting, this Amendment.
      Expenses. Millennium America and MIC-AUS shall reimburse the Administrative Agent for its expenses in connection with this Amendment, including the reasonable fees, charges and disbursements of Cravath, Swaine & Moore LLP.

IN WITNESS WHEREOF, Millennium, Millennium America, MIC-AUS, the Administrative Agent and the undersigned Lenders have caused this Amendment to be duly executed by their duly authorized officers, all as of the date first above written.

MILLENNIUM CHEMICALS INC.,

By /s/ Karen A. Twitchell

Name: Karen A. Twitchell

Title: Vice President and Treasurer

MILLENNIUM AMERICA INC.,

By /s/ Karen A. Twitchell

Name: Karen A. Twitchell

Title: Vice President and Treasurer

MILLENNIUM INORGANIC CHEMICALS LTD,

By /s/ Mark J. Stoll

Name: Mark J. Stoll

Title: Director

By /s/ Graeme J. Stephen

Name: Graeme J. Stephen

Title: Director

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent,

By /s/ Stacey L. Haimes

Name: Stacey L. Haimes

Title: Vice President